SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

CEDAR FAIR, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

(CEDAR FAIR, L.P. Logo)

***IMPORTANT***

PLEASE VOTE "FOR" THE CEDAR FAIR, L.P. PROPOSALS!

The Special Meeting of the limited partners scheduled for May 13, 2004, was adjourned until June 8, 2004, in order to allow additional time for the solicitation of proxies. The reconvened meeting will take place on June 8, 2004, at 11:00 a.m. Eastern Time at the Radisson Harbour Inn in Sandusky, Ohio.

Your vote is very important, and we cannot move ahead without it. If you have not yet voted, we urge you to do so now.

Your units cannot be voted without specific instructions from you. Please vote today, using the enclosed proxy card and pre-paid, overnight return label and envelope. If you prefer, please follow the instructions provided to vote your units by telephone or Internet.

Sincerely

Richard L. Kinzel

Chairman, President and Chief Executive Officer

If you have any questions regarding voting or the proposals, please call either the Partnership's Investor Relations office at 419-627-2233 or Morrow & Co., Inc. at 800-654-2468 or 800-607-0088.

ANSWERS TO YOUR QUESTIONS

Q: What is the Board proposing?

A: The Board of Directors is recommending (1) a plan by which unitholders, rather than the employee/owners of the general partner, will elect the Board of Directors of the general partner; (2) authority to implement a unitholder rights plan (only if Proposal One is approved); and (3) election of the Board of Directors of the general partner for staggered terms (only if Proposal One is approved).

Q: Why is the Board making these recommendations?

A: The Board believes that the existing governance structure, under which management employees of the Partnership elect the Board of Directors, is no longer consistent with the best practices of publicly traded companies of comparable size.

Q: Why should I vote "FOR" the proposals?

A: The proposed governance restructuring will make the Board of Directors of the general partner more responsive to the interests of the unitholders by allowing unitholders to elect the members of the Board of Directors. This election process, along with other governance changes already enacted, will enhance the unitholders' voice in the Partnership's governance.

Q: What will happen if these proposals are not approved by the unitholders?

A: If the proposals are not approved, the existing entity and governance structures will remain in place. Cedar Fair Management Company will continue as the general partner of the Partnership, and its shareholders will continue to elect the members of the Board of Directors.

At some point in the near future, the Board or the unitholders will have to address the issue of the decreasing number of shareholders of the general partner.

Q: What are the consequences if I do not vote?

A: A failure to vote has the same effect as voting against Proposal One concerning the partnership agreement amendments and against Proposal Two concerning a unitholder rights plan. If you do not return your proxy card, vote by telephone or over the Internet, or instruct your broker how to vote any units held for you in your broker's name, the effect will be a vote against Proposals One and Two. A failure to vote will have no effect on the outcome of Proposal Three concerning the election of Directors.

Q: May I change my vote after submitting my proxy?

A: Yes. You may revise your proxy at any time before it is exercised at the meeting, by sending in a later-dated, signed proxy card. Also, your proxy will not be used if you attend the meeting and vote in person. If you have voted by Internet or telephone, you may change your vote by following the Internet or telephone voting procedure. If you instructed your broker how to vote your units, you must follow directions received from your broker to change those instructions.

Q: Who can help answer my questions?

A: If you have more questions about the proposals or if you would like additional copies of the proxy statement, please contact our proxy solicitor, Morrow & Co., Inc. at: (212) 754-8000, or toll free at: (800) 654-2468 or (800) 607-0088.